Filed by Google Inc.
Pursuant to Rule 163 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-142243

Googlers:

Good news! We are extremely excited to be pioneering a first-of-its-kind program to increase the value of your vested Google stock options. Phase I of Google’s Transferable Stock Option (TSO) program kicks off next Monday, April 23rd, in the following countries: Argentina, Australia, Belgium, Canada, China, Czech Republic, France, Hong Kong, Ireland, Israel, India, Netherlands, Norway, Sweden, Turkey, the UK, and the US . We intend to phase in additional countries in the future and we are working to obtain the local legal and regulatory clearance that we need to do so. We will keep employees in each country posted individually about status and timing.

For those eligible in Phase I, don’t miss the opportunity to see how much your options are worth with this program! As you may recall, the intent of the TSO program is to help Googlers maximize the value you receive from your stock options by allowing you to auction off your vested options as an alternative to exercising them. Watch for an email this week from our auction manager, Morgan Stanley, inviting you to login to your new “TSO Account” to see how you can participate.

Also take some time to read the Q&A posted on MOMA [omitted from external version] or attend one of the Tech Talk sessions scheduled below. Program details that you are permitted to share externally are also posted on Google’s blog [omitted from external version]. If you don’t find answers to your questions there, please send an email to [omitted from external version].

We are confident that you will find this program to be a very valuable new benefit to being a Googler.

Thanks,

Dave Rolefson

Director, Compensation Programs

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.